USA Mobility, Inc.
Senior Management Bonus Plan
2006
(Short Term Incentive Plan, STIP)

Purpose

The purpose of USA Mobility, Inc.’s 2006 Senior Management Bonus Plan is to establish a coordinated effort to achieve key financial objectives and to provide a competitive total compensation opportunity for participants based on successful results.

Measurement Criteria, Definitions and Calculations

One Net Customer (Subscriber) and one Cash Flow annual objective have been determined by the Board and will apply to all participants in the plan except regional vice presidents. Performance against these targets will be based upon overall Corporate attainment of the objectives and will be weighted as indicated below. The performance review period will be annual (January 1 through December 31, 2006) with the exception of regional vice presidents, who will be evaluated quarterly.

Senior Management Targets for 2006:

•	[ ] in Operating Cash Flow- 70% weighting

•	[ ] Subscribers- 30% weighting

Quarterly revenue and subscriber targets have been established for regional vice presidents based upon the size and potential of the respective Region. Performance against these two targets will be based upon specific Regional attainment of the respective revenue and subscriber objectives. The third criteria, Corporate performance against the Corporate operating cash flow objective, is included and will be weighted according to the list below.

RVP Targets for 2006:

•	Quarter ending regional Subscribers (Units in Service) –40% weighting

•	Quarter ending regional Revenue – 40% weighting

•	Quarterly Corporate Operating Cash Flow – 20% weighting

Participation

The 2006 Senior Management Bonus Plan begins on January 1, 2006 and ends on December 31, 2006. Generally speaking, all members of Senior Management including CEO, COO, CFO, General Counsel, EVPs, SVPs, VPs and RVPs are eligible to participate in the 2006 Management Bonus Plan (see attached Exhibit C for a list of participating employees).

•	An employee who is hired, promoted or transferred into of the above bonus-eligible positions after January 1, 2006 but before October 1, 2006 will participate in the Plan on a pro-rated basis according to his/her employment action date. In these cases, the pro-ration would be based on the number of full months worked out of 12 in a bonus-eligible position during the performance review period.

•	Any employee who is hired, promoted or transferred into a bonus- eligible position on or after October 1, 2006 will not be eligible to participate in the 2006 Management Bonus Plan.

Payment

Annual Bonus awards will be paid as soon as practicable after the annual audit has been completed and the annual 10K report has been filed with the SEC.

For Regional Vice Presidents whose bonuses are paid quarterly, each bonus shall be paid as soon as practicable after the 10Q has been completed and filed with the SEC.

An employee’s annual (or pro-rated, if applicable) salary as of December 31, 2006 will be used to calculate bonus targets and awards.

If a bonus-eligible individual’s employment is involuntarily terminated (other than for cause), he/she will be eligible to receive a pro-rated bonus based on Company Operating Performance, calculated with available data and in no event greater than 100% of the individual’s pro-rated Target Bonus minus any amounts already paid in 2006 bonus, provided the employee has executed an appropriate release and followed any other applicable and customary termination procedures.

If a bonus-eligible individual’s employment is involuntarily terminated (other than for cause) after the review period ends but before bonuses are paid, he/she will receive a bonus award calculated and paid as if he/she remained employed on the date of such payment, provided the employee has executed an appropriate release and followed any other applicable and customary termination procedures. In both the afore-mentioned circumstances, bonus awards will be paid on the earlier of: (1) the same date as bonus awards are paid to continuing employees; or (2) December 31, 2007.

Bonus-eligible individuals who voluntarily terminate their employment before a bonus award is paid will receive no bonus award.

Notwithstanding anything to the contrary in this Plan, no payments contemplated by this Plan will be paid during the six-month period following the employee’s termination of service unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in this Section would not cause the employee to incur an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the adoption hereof) (in which case such amounts shall be paid at the time or times indicated herein). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, the Company will pay the employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the employee under this Plan during such six month period.

Policies

All rights are forfeited to a bonus award under the 2006 Senior Management Bonus Plan if employment is terminated for CAUSE prior to the date bonuses are paid. As used in the 2006 Senior Management Bonus Plan, CAUSE shall mean the participant’s continued failure as determined by the company to satisfactorily perform his/her reasonable assigned duties in the capacity employed (other than as a result of incapacity due to physical or mental condition) or the participant’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or conviction of a felony.

The 2006 Senior Management Bonus Plan replaces all former management bonus plans and is in no way indicative of future bonus plans. The CEO participates in the plan consistent with the terms of his employment agreement. The adoption of the 2006 Senior Management Bonus Plan shall not be deemed to give any employee the right to employment with the Company or to interfere with the right of the Company to discharge any employee at any time, nor shall it be deemed to give the Company the right to require any employee to remain in its employ.